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                                                                   Exhibit 10.11


                          TECHNOLOGY LICENSE AGREEMENT

         THIS TECHNOLOGY LICENSE AGREEMENT (this "License Agreement"), dated this 17th day of August, 2000 ("Effective Date"), is made by and between ADLABS, INC., a corporation organized under the laws of the State of California ("ADLABS"), and SUMMUS, LTD., a corporation organized under the laws of the state of Delaware ("SUMMUS"). ADLABS and SUMMUS are sometimes individually referred to as "Party" and collectively as "Parties".

                                 R E C I T A L S

         A. SUMMUS owns or possesses rights to proprietary wavelet technology, software and documentation, that, among other things, enhances the degree of compression of digital images without pixelization distortion and enables pattern recognition; and

         B. ADLABS is in the business of developing and marketing a broad range of products and services for the medical industry, including the operation of centralized regional anatomic pathology laboratories providing hospitals, pathologists and other physicians with advanced digital imaging, database systems and other technologies to enhance the process of tissue processing and the diagnosing, tracking and treating of disease; and

         C. SUMMUS has agreed to grant to ADLABS, on the terms and conditions set forth in this License Agreement, certain rights and licenses to SUMMUS' proprietary technology, software, documentation, improvements and marks, including any related patents now or hereafter issued, and the right to grant certain sublicenses; and

         D. ADLABS desires to engage SUMMUS to perform services from time to time to assist ADLABS in carrying out its business objectives in a series of project phases. The Parties acknowledge that SUMMUS owns the Core Technology, that ADLABS has requested that SUMMUS modify the Core Technology for ADLABS' Business in the Field, that certain of such modifications (defined below as "Core Technology Improvements") will improve the Core Technology generally, while others (defined below as "ADLABS Improvements") will improve the Core Technology specifically for performance in the Field, and that the Parties intend for ADLABS to have exclusive rights to use the ADLABS Improvements.

         NOW THEREFORE, in consideration of the foregoing and the mutual premises set forth in this License Agreement, the Parties agree as follows:

         1. DEFINITIONS.

         1.1 "ADLABS Improvements" shall mean any and all changes or modifications to the SUMMUS Code implementing Functional Specifications or
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Joint Functional Specifications, and including directly related Work Product, but only to the extent such changes or modifications are specifically for performance in the Field and are identified as ADLabs Improvements in the Work Statements executed in connection with the Master Agreement.

         1.2 "ADLABS Patents" means any patents now or hereafter issued, assigned, licensed or sublicensed to ADLABS with respect to the ADLABS Technology.

         1.3 "ADLABS Technology" shall mean ADLABS' technologies described in Exhibit "B" attached hereto together with (a) the Functional Specifications and/or the Joint Functional Specifications, (b) any technology hereafter acquired or developed by or for ADLABS relating to the Field and disclosed in writing to SUMMUS or identified in a Work Statement, and (c) including directly related Work Product, certain aspects of which may be covered by the patents now or hereafter issued (United States or foreign) or in pending patent applications.

         1.4 "Affiliated Entity" means any corporation, partnership or other entity that is in or under the direct or indirect control of ADLABS, and for such purpose "control" shall exist whenever ADLABS, or the persons who own ADLABS, owns voting securities or similar interests representing at least 80% of the total of such interests of the pertinent entity then outstanding.

         1.5 "Business" shall mean ADLABS' business in the Field as described in the recitals above.

         1.6 "Core Technology" shall mean SUMMUS' technologies described in Exhibit "A" attached hereto, technologies identified as Core Technology in Work Statements, and directly related Work Product, certain aspects of which may be covered by the copyrights or patents now or hereafter issued (United States or foreign) or in pending patent applications.

         1.7 "Core Technology Improvements" shall mean any and all changes or modifications to the SUMMUS Code implementing Functional Specifications or Joint Functional Specifications, as the same may be identified in Work Statements, and directly related Work Product, but only to the extent such changes or modifications represent general improvements to the Core Technology rather than ADLABS Improvements.

         1.8 "Field" shall mean any and all aspects of the medical diagnosis of disease at the cellular level in humans in the area of anatomic pathology.

         1.9 "Final Royalty" shall mean an ongoing royalty payable after the Phase II Acceptance Date equal to four percent (4%) of the gross revenue generated

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through all sales of ADLABS' technical processing services and products utilizing the SUMMUS Technology or the ADLABS Improvements, either by ADLABS or by or through its Affiliated Entities, provided that from and after the date that SUMMUS acquires the Phase II Warrant Shares (as defined in the Stock Warrant Agreement) under the Stock Warrant Agreement, the Final Royalty shall be two percent (2%) of the gross revenue generated through all sales of ADLABS' technical processing services and products utilizing the SUMMUS Technology or the ADLABS Improvements, either by ADLABS or by or through its Affiliated Entities.

         1.10 "Final Minimum Royalty" shall mean a minimum Final Royalty in accordance with the Schedule of Final Minimum Royalties attached hereto as Exhibit "D."

         1.11 "Functional Specifications" shall mean those performance requirements or modifications to the SUMMUS Technology identified by ADLABS and specified by ADLABS as part of one or more requested Work Statements in connection with the Master Agreement.

         1.12 "Joint Functional Specifications" shall mean those performance requirements or modifications to the SUMMUS Technology identified by SUMMUS, or by SUMMUS and ADLABS jointly, that are specified by ADLABS as part of one or more requested Work Statements in connection with the Master Agreement.

         1.13 "Marks" shall mean the trade names, trademarks and service marks used from time to time by a Party to identify the goods and services of such Party.

         1.14 "Master Agreement" shall mean that certain Master Consulting Agreement of even date herewith entered by the Parties.

         1.15 "Phase" shall mean that portion of a project undertaken as expressly set forth in a Work Statement. The Master Agreement currently anticipates three distinct Phases -- Phase I, Phase II and Phase Ill.

         1.16 "Phase I Acceptance Date" shall mean the date of "Acceptance and Final Delivery" (as defined in the Master Agreement") under the Phase I Work Statement.

         1.17 "Phase II Acceptance Date" shall mean the date of "Acceptance and Final Delivery" (as defined in the Master Agreement") under the Phase II Work Statement.

         1.18 "Phase I Minimum Royalty" shall mean a minimum Phase I Royalty for an applicable time period in accordance with the Schedule of Phase I Minimum Royalties attached hereto as Exhibit "C."

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         1.19 "Phase I Royalty" shall mean an ongoing royalty payable after the
Phase I Acceptance Date equal to one percent (1%) of the gross revenue through all sales of ADLABS' technical processing services or products utilizing the SUMMUS Technology or ADLABS Improvements, either by ADLABS or by or through its Affiliated Entities.

         1.20 "Stock Warrant Agreement" shall mean that certain Stock Warrant Agreement of even date herewith entered into by the Parties pursuant to which SUMMUS is granted certain warrants to acquire shares of ADLABS upon completion by SUMMUS of its performance of each Phase under the Master Agreement.

         1.21 "SUMMUS Code" shall mean any and all software code, including, without limitation, software code that constitutes ADLABS Improvements, and directly related Work Product, delivered to ADLABS by SUMMUS implementing aspects of the SUMMUS Technology, any Functional Specifications or any Joint Functional Specifications.

         1.22 "SUMMUS Patents" means any patents (United States or foreign) now or hereafter issued, assigned or licensed or sublicensed to SUMMUS with the right to sublicense, relating to the SUMMUS Technology or any of the Core Technology Improvements.

         1.23 "SUMMUS Technology" shall mean the Core Technology, together with the SUMMUS Code, any Core Technology Improvements, SUMMUS Third Party Technology and to the extent usable in the Field, any other technology hereafter developed by or for SUMMUS and identified in a Work Statement, and directly related Work Product, certain aspects of which may be covered by copyrights or patents now or hereafter issued (United States or foreign) or in pending patent applications.

         1.24 "Summus Third Party Technology" shall mean any technology, including without limitation patent rights and copyrights, hereafter acquired by SUMMUS from a non-affiliated entity to the extent usable in the Field and to the extent sublicenseable to ADLABS.

         1.25 "Work Product" shall mean all physical embodiments of material to the extent relating specifically to the item in question, whether or not copyrightable or patentable, including, without limitation, all reports, studies, memoranda, inventions, ideas, concepts, techniques, discoveries, improvements, processes, developments, designs, data, formulas, implementation drawings and all other original works of authorship.

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         1.26 "Work Statement" shall mean any Work Statement from time to time entered into by the Parties as described in the Master Agreement.

         2. GRANT OF RIGHTS.

         2.1 Non-Exclusive Rights. As of the Effective Date and subject to the terms and conditions of this License Agreement, SUMMUS grants to ADLABS the worldwide nonexclusive license to copy, display, perform and distribute the SUMMUS Technology and the ADLABS Improvements for the purposes of making, having made, using, selling and offering for sale products and services used in the diagnosis of disease: (1) under the SUMMUS Patents or (2) incorporating the SUMMUS Technology and/or the ADLABS Improvements. The foregoing license is not assignable (except as set forth in Sections 2.3 and 14.2) and is not sublicenseable (except as set forth in Section 2.3).

         2.2 Exclusive Rights.

                  2.2.1 Grant. To the extent not assigned to ADLABS pursuant to Paragraph 2.4 below, as of the Effective Date and subject to the terms and conditions of this License Agreement, SUMMUS grants to ADLABS an exclusive royalty bearing (subject to the terms of Section 4 hereof) license in the United States of America (i) to copy, display, distribute and perform: (a) the ADLABS Improvements in the Field and (b) the object or pattern recognition elements of the SUMMUS Technology for use in the Field and (ii) to make, have made, use, sell and offer for sale products and services under the SUMMUS Patents in the Field, but only to the extent such patents cover ADLABS Improvements and/or object or pattern recognition elements of the SUMMUS Technology. The foregoing license is not assignable (except as set forth in Sections 2.3, 2.5 and 14.2) and is not sublicenseable (except as set forth in Section 2.3).

                  2.2.2 Exception. ADLABS agrees that SUMMUS shall not be in breach of this exclusive license by reason of SUMMUS' licensing of the SUMMUS Technology to hardware manufacturers, resellers and Original Equipment Manufacturers ("OEMs") or manufacturers, resellers and OEMs of digital signal processors, application specific integrated circuits and other embedded environments, provided SUMMUS does not directly, or by indirect means intended to circumvent this restriction, grant rights in the

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                           Field to the ADLABS Improvements or to the object or
                           pattern recognition elements of the SUMMUS
                           Technology. In addition, ADLABS agrees that nothing in this Agreement shall prohibit SUMMUS from releasing or licensing to third parties a product that contains object or pattern recognition elements of the SUMMUS Technology, so long as: (a) such product is licensed in object code only; and (b) such product is not designed to, and does not have the effect of, circumventing the exclusive license granted to ADLABS in Section 2.2.1. Further, nothing in this Agreement shall require SUMMUS to include in license agreements for such products a prohibition against using the product in the Field.

                  2.2.3 FDA Approval. The exclusive license herein granted to the extent relating to any Phase shall become non-exclusive for such Phase in the event ADLABS does not obtain any approval from the United States Food and Drug Administration that is necessary for the public use of the systems to be operated by ADLABS in the Business within eighteen (18) months after the "Acceptance and Final Delivery" of such Phase.

         2.3 Assignment of License Rights. Any and all license rights under this Agreement or any Work Statement issued under the Master Agreement may be assigned by ADLABS to a successor to its business, whether by merger, stock or asset acquisition, without SUMMUS' consent, provided that (1) ADLABS provides SUMMUS with thirty (30) days' prior written notice of such proposed assignment, and (2) the proposed acquirer (i) is at least as financially stable as ADLABS, in the judgment of SUMMUS, and (ii) is not a competitor of SUMMUS in the judgment of Summus (such a successor being an "Approved Successor"). Any such assignment shall constitute only a nonexclusive license and shall not, under any circumstance, constitute an exclusive license to such acquirer without the prior written consent of SUMMUS, except to the extent provided in Paragraph 2.5. ADLABS may also sublicense the SUMMUS Technology to its Affiliated Entities only; provided, however, that if ADLABS divests an Affiliated Entity, the sublicense shall automatically terminate; provided that ADLABS may grant a sublicense to the acquirer or the divested entity only with the prior written consent of SUMMUS, which may be withheld by SUMMUS in its discretion. Any assignment or sublicense by ADLABS under this paragraph shall be further conditioned upon the assignee or sublicensee accepting, in writing, the obligations of ADLABS as if such assignee or sublicensee were a party to this Agreement. Any sublicense under this Section 2.3 shall not relieve ADLABS of its obligations under this License Agreement.

         2.4 Patents and Copyrights Registration.

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                  2.4.1    ADLABS Technology. SUMMUS agrees to assist ADLABS, or
                           its designee, in every proper way to vest and secure ADLABS' rights in the ADLABS Technology, and any copyrights or patents relating thereto, in any and all countries, including the disclosure to ADLABS of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments and all other instruments by SUMMUS and/or its employees as ADLABS shall deem reasonably necessary in order to apply for and obtain such rights and in order to assign and convey to ADLABS, and its successors, assigns and nominees, the sole and exclusive right, title and interest in and to such ADLABS Technology, and any copyrights or patents relating thereto. SUMMUS further agrees that SUMMUS' obligation to execute or cause to be executed, when it is in SUMMUS' power to do so, any such instrument or papers shall continue after the expiration of the term of the Master Agreement. ADLABS will be responsible for all expenses incurred for the preparation and prosecution of all such applications or other documents, and will reimburse SUMMUS for any reasonable costs incurred by SUMMUS in providing the assistance described above.

                  2.4.2 SUMMUS Technology and ADLABS Improvements. ADLABS agrees to assist SUMMUS, or its designee, in every proper way to vest and secure SUMMUS' rights in the SUMMUS Technology, the ADLABS Improvements and any copyrights or patents relating thereto, in any and all countries, including the disclosure to SUMMUS of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments and all other instruments by ADLABS and/or its employees as SUMMUS shall deem reasonably necessary in order to apply for and obtain such rights and in order to assign and convey to SUMMUS, and its successors, assigns and nominees, the sole and exclusive right, title and interest in and to such SUMMUS Technology, ADLABS Improvements, and any copyrights or patents relating thereto (subject to the licenses granted to ADLABS in this Agreement). ADLABS further agrees that ADLABS' obligation to execute or cause to be executed, when it is in ADLABS' power to do so, any such instrument or papers shall continue after the expiration of the term of the Master Agreement. SUMMUS will be responsible for all expenses incurred for the preparation and prosecution of

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                           all such applications or other documents, and will
                           reimburse ADLABS for any reasonable costs incurred by ADLABS in providing the assistance described above.

         2.5 Alternative Assignment of Exclusive Rights. Notwithstanding any provisions of this License Agreement to the contrary, ADLABS shall be entitled without SUMMUS' consent to assign the exclusive license granted in Section 2.2 hereof, to an "Approved Successor" (as defined in paragraph 2.3) for a period of months (the "Assigned Exclusive Period") determined by ADLABS provided SUMMUS receives in connection with such assignment (directly or indirectly from the proceeds of the transaction with the Approved Successor) an amount equal to no less than the "Minimum Consideration". As used herein, the term "Minimum Consideration" shall be an amount in cash or, with SUMMUS' consent, marketable securities, computed as the product of (a) the number of months of the Assigned Exclusive Period, times the greater of (1) $416,667, (2) the aggregate Phase I Royalty and/or Phase II Royalty payable by ADLABS to SUMMUS for the month preceding the month in which the assignment occurs, or (3) the average monthly aggregate Phase I Royalty and/or Phase II Royalty payable by ADLABS to

         SUMMUS for the six month period preceding the month in which the assignment occurs. For example, if royalties payable to SUMMUS hereunder for the six month period prior to an assignment of a 24 month exclusive were in order $300,000, $350,000, $500,000, $600,000, $600,000 and $350,000, then the six month average would be $450,000 and the Minimum Consideration would be $10,800,000.

         3. RESERVATION OF RIGHTS AND LICENSE RESTRICTIONS. Except as to the rights and licenses granted to ADLABS in Section 2 of this License Agreement, SUMMUS reserves all proprietary rights, title and interest, including all ownership and proprietary rights, in and to the SUMMUS Technology, the ADLABS Improvements and the SUMMUS Marks. ADLABS agrees to make no use of the SUMMUS Technology, the ADLABS Improvements or the SUMMUS Marks, except as permitted by this License Agreement. Except as specifically authorized in Section 2, ADLABS shall not give, sell, rent, lease, pledge, encumber, hypothecate, timeshare, disclose, publish, market, transfer or distribute any portion of the SUMMUS Technology or the ADLABS Improvements to any third party, including, without limitation, any Affiliated Entity, without SUMMUS' prior written consent. ADLABS shall not derive or attempt to derive the source code or structure of all or any portion of the SUMMUS Code by reverse engineering, disassembly, decompilation or any other means without SUMMUS' prior written consent. ADLABS shall not publish the results of any benchmark tests run on the SUMMUS Code without SUMMUS' prior written consent. Except as specifically authorized in Section 2 or in a Work Statement, ADLABS shall not modify, translate, patch, alter

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or otherwise change the Summus Technology, the ADLABS Improvements or any part thereof without SUMMUS' prior written consent.

         4. CONSIDERATION.

         4.1 Royalties.

                  4.1.1 Commencing on the Phase I Acceptance Date and ending on the Phase II Acceptance Date, ADLABS shall thereafter pay to SUMMUS the Phase I Royalty. ADLABS agrees that it will pay to SUMMUS the Phase I Minimum Royalty. If the Phase I Royalties due to SUMMUS, for any applicable twelve-month period, are less than the Phase I Minimum Royalty, then SUMMUS shall give written notice to ADLABS of such deficit and within thirty (30) days after receipt of such notice ADLABS shall give written notice to SUMMUS that either (i) ADLABS relinquishes its exclusive license rights under Section 2.2, or (ii) ADLABS shall:

                           (a) Pay any such deficit in cash to SUMMUS; or

                           (b) At SUMMUS' option and in lieu of such cash payment, grant to SUMMUS shares of ADLABS "most senior" (as defined in the Stock Warrant Agreement) preferred stock in such quantity as to offset any such deficit, such quantity or shares to be based on the issue price of such "most senior" shares most immediately preceding SUMMUS' notice.

ADLABS shall deliver to SUMMUS the cash payment in clause (a) above within fifteen (15) days after ADLABS' written notice electing to make such payment. If SUMMUS elects to receive stock pursuant to clause (b) above, ADLABS shall deliver to SUMMUS certificates representing such shares of stock issued in its name, along with a report providing detail of the calculation of the number of shares of stock granted, within thirty (30) days of SUMMUS' election. In the event that ADLABS notifies SUMMUS of its relinquishment of its exclusive license rights hereunder, the license granted under Section 2.2 shall, from the date of such notice, become a non-exclusive license.

         4.1.2 Commencing on the Phase II Acceptance Date, ADLABS shall thereafter pay to SUMMUS the Final Royalty. ADLABS agrees that it will pay to SUMMUS the Final Minimum Royalty. If the Final Royalties due to SUMMUS, for any applicable time period, are less than the Final Minimum Royalty, then SUMMUS shall give written notice to ADLABS of such deficit and within thirty (30)

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days after receipt of such notice ADLABS shall give written notice to SUMMUS that either (i) ADLABS relinquishes its exclusive license rights under Section
2.2 or (ii) at SUMMUS' option, ADLABS shall;

         (a) Pay any such deficit in cash to; or

         (b) At SUMMUS' option and in lieu of such cash payment, grant to SUMMUS shares of ADLABS "most senior" (as defined in the Stock Warrant Agreement) preferred stock in such quantity as to offset any such deficit, such quantity or shares to be based on the most recent issue price of such "most senior" shares most immediately preceding SUMMUS' notice.

ADLABS shall deliver to SUMMUS the cash payment in clause (a) above within fifteen (15) days of ADLABS' written election to make such payment. If SUMMUS elects to receive stock pursuant to clause (b) above, ADLABS shall deliver to SUMMUS certificates representing such shares of stock, along with a report providing detail of the calculation of the number of shares of stock granted, within thirty (30) days of SUMMUS' election. In the event that ADLABS notifies Summus of its relinquishment of its exclusive license rights hereunder, the license granted under Section 2.2 shall, from the date of such notice, become a non-exclusive license.

         4.2 Final Royalty. After completion of Phase II pursuant to the Master Agreement, the Final Royalty shall be the only royalty payable by ADLABS, except for any royalty required under Section 4.4 hereof, for any of the license rights granted with respect to any SUMMUS Technology and ADLABS Improvements under this License Agreement, including any SUMMUS Technology and ADLABS Improvements completed after the Phase II Acceptance Date.

         4.3 Equity. ADLABS shall provide SUMMUS the opportunity to acquire shares of its stock pursuant to the terms and conditions of the Stock Warrant Agreement. If, pursuant to the terms of the Stock Warrant Agreement, SUMMUS obtains the Phase III Warrant Shares as a result of ADLABS exercising (1) its rights to waive the Phase III Exercise Price for the Phase III Warrant Shares or
(2) its Significant Event Stock Issuance Right, then in either such case ADLABS shall thereafter have no further obligation to pay the royalties described in this paragraph 4.1 and the licenses and other rights under this Agreement shall thereafter be considered fully paid up, and non-royalty bearing, except for royalties that may be payable under paragraph 4.4. Notwithstanding anything to the contrary herein, any assignment of the license rights granted under this Agreement following the issuance of the Phase III Warrant Shares under this Section shall continue to be subject to the provisions of Sections 2.3 and 2.5 of this Agreement.

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         4.4 Royalties for SUMMUS Third Party Technology. Notwithstanding any
other provisions of this Agreement, in the event the SUMMUS Technology provided to ADLABS by SUMMUS incorporates, with the written consent of ADLABS, any SUMMUS Third Party Technology with respect to which other licensees or sublicensees of SUMMUS are required to pay royalties directly or to SUMMUS on a pass through basis, to the third party, ADLABS shall pay the lowest royalty rate payable by any such licensee or sublicensees of SUMMUS for the SUMMUS Third Party Technology, subject to the approval of the owner/licensor of such Third Party Technology. Royalties under this paragraph 4.4 shall be in addition to other royalties due under this Agreement.

         4.5 Board of Advisors. In consideration of the licenses granted by SUMMUS under this Agreement, ADLABS agrees and hereby extends an invitation to Dr. Bjorn Jawerth to join and participate in the ADLABS Board of Advisors and SUMMUS agrees that Dr. Jawerth shall use reasonable efforts to participate on the ADLABS Board of Advisors so long as such participation does not unreasonably interfere with Dr. Jawerth's duties to SUMMUS. ADLABS agrees to reimburse Dr. Jawerth for his expenses related to participating in the Board of Advisors. In addition to the Board of Advisors' seat, SUMMUS will also be allowed to have an advisor attend all meetings of the ADLABS Board of Directors during the term of this Agreement subject to the provisions of the corporate bylaws of ADLABS. This provision shall be of no force or effect from and after the date that SUMMUS has no rights remaining under the Stock Warrant Agreement to acquire shares in ADLABS, but only if SUMMUS is not then a shareholder of ADLABS through the prior exercise of rights under the Stock Warrant Agreement.

         5. TERM. Unless earlier terminated as provided herein, this License Agreement shall commence on the Effective Date and shall continue on a perpetual basis provided that, with respect only to any SUMMUS Patents now or hereafter issued, the licenses with respect to such patents shall expire on the expiration of the last SUMMUS Patent covering any of the SUMMUS Technology to expire.

         6. TERMINATION.

         6.1 This License Agreement may be terminated by mutual written agreement.

         6.2 Notwithstanding anything herein to the contrary, SUMMUS may terminate this License Agreement if any of the following occurs:

                  6.2.1 ADLABS' failure to timely make any payment as required by this License Agreement and failure to cure such default within fifteen (15) days of its receipt of written notice of such default;

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                  6.2.2    ADLABS' breach of one or more of its material
                           obligations under this License Agreement, and ADLABS' failure to cure such breach within thirty (30) days of its receipt of written notice of such breach, unless such breach is incapable of being cured within 30 days and ADLABS presents SUMMUS with its plan to cure and is diligently executing such plan to cure the breach; or

                  6.2.3 ADLABS' breach of one or more of its material obligations under the Stock Warrant Agreement and ADLABS' failure to cure such breach within the applicable cure period set forth in the Stock Warrant Agreement.

                  6.2.4 The sale, transfer or assignment of ADLABS' rights or the delegation of its duties under this License Agreement in violation of Sections 2.3, 2.5 or 14.2 of this License Agreement, and failure to cure such default within thirty (30) days of ADLABS' receipt of written notice of such default.

                  6.2.5 This Agreement shall terminate immediately in the event of any affirmative act of insolvency by ADLABS, upon the appointment of any receiver or trustee to take possession of the properties of ADLABS, or upon the dissolution and winding-up of ADLABS.

         6.3 Termination by ADLABS. ADLABS may terminate this License Agreement upon ninety (90) days' prior written notice to SUMMUS. Such termination shall not relieve ADLABS of any its obligations under this License Agreement or the Master Agreement accruing prior to the effective date of such termination.

         7. EFFECT OF TERMINATION OR CANCELLATION.

         7.1 Use of Technology. Upon termination or cancellation of this License Agreement for any reason, all licenses granted to ADLABS hereunder shall terminate, and ADLABS and its sublicensees shall cease to use the SUMMUS Technology and ADLABS Improvements in ADLABS products, services, or otherwise, and cease to use the SUMMUS Marks. Notwithstanding the foregoing, in the event that SUMMUS rejects or terminates this Agreement in breach of the provisions hereof, including as contemplated under Section 365 of the Bankruptcy Code, it is acknowledged that this Agreement contemplates the manner in which ADLABS may retain the rights granted it hereunder, if ADLABS chooses to do so in accordance with Section 365(n) of the Bankruptcy Code. It is the Parties' intent that the rights ADLABS shall be entitled to retain shall be of the scope provided in
Section 2 hereof in all items delivered or required to be delivered under this Master Agreement and this Agreement. ADLABS retention of such rights following such an

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
election by SUMMUS to reject or terminate this Agreement, shall be subject to
(a) the confidentiality provisions contained in this Agreement, the Master Agreement or any Work Statement, (b) the sublicense and assignment terms required of ADLABS hereunder, and (c) the royalty provisions hereunder.

         7.2 Return of Materials. Upon the termination or expiration of this Agreement pursuant to paragraph 6.2, ADLABS shall as soon as reasonably possible deliver to SUMMUS or destroy all copies of any SUMMUS Code and related documentation delivered or provided by SUMMUS to ADLABS, and shall certify such destruction. The only exception to the foregoing shall be one archival copy of items deemed by ADLABS to be necessary in enforcement of ADLABS' rights.

         7.3 Survival. After the termination or cancellation of this License Agreement by its terms, operation of law or otherwise, all rights, privileges and obligations arising from this License Agreement shall cease to exist; provided, however, the obligations and limitations in Sections 1, 2.4, 7 and 11 to 14, inclusive, shall survive any such termination.

         8. RELATIONSHIP OF THE PARTIES. The relationship of the Parties established by this Agreement shall be that of independent contractors. Nothing in this Agreement shall be construed to create an agency, partnership, joint venture or employment relationship between ADLABS and SUMMUS, nor to make ADLABS the agent of SUMMUS, or SUMMUS the agent of ADLABS, for any purpose. Neither Party is granted authority by the other to undertake commitments, transact business, create or assume any obligation (express or implied) or otherwise act (or represent that it can act) in the other's name or on the other's behalf.

         9. REPRESENTATIONS AND WARRANTIES.

         9.1 Representations, Limited Warranties and Disclaimer. SUMMUS warrants: that it has the full power and authority to grant the rights and licenses under this License Agreement; that this License Agreement does not contravene any other agreements to which SUMMUS is a party; that SUMMUS has full power and authority to enter into this Agreement. SUMMUS makes no representation, guarantee or warranty that any copyright, patent or trademark, trade name or service mark claim being made by SUMMUS with respect to the SUMMUS Technology or the Marks is valid. IN ADDITION, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, TRADEMARKS AND COPYRIGHTS OF THIRD PARTIES, although as of the Effective Date hereof,

SUMMUS knows of no such infringement. THE WARRANTIES SET FORTH IN THIS SECTION
9.1 ARE EXCLUSIVE, AND SUMMUS HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         9.2 Patent Claims Offset. In the event a claim for patent or copyright infringement is made by a third party against ADLABS with respect to any parts of the Core Technology or the Core Technology Improvements (an "Infringement Claim"), ADLABS will notify SUMMUS thereof and SUMMUS will use reasonable commercial efforts, at its option and expense, to (i) procure for ADLABS the right to continue to use the alleged infringing item and exercise ADLABS' other rights and licenses under this Agreement, or (ii) replace or modify the alleged infringing item so that ADLABS may continue to use such item and exercise ADLABS' other rights and licenses under this Agreement without infringing on the claimant's rights. In the event SUMMUS does not give ADLABS notices, first within sixty (60) days of notice of the Infringement Claim that SUMMUS will seek to accomplish option (i) or (ii) and second within one hundred twenty (120) days of the notice of the Infringement Claim that SUMMUS has accomplished option (i) or (ii) or that SUMMUS agrees to indemnify and hold ADLABS harmless from costs and damages relating to such Infringement Claim, then ADLABS shall be entitled, to offset against royalty payments thereafter due hereunder, (a) the costs of defending against the Infringement Claim, including attorneys fees, and (b) the costs of settling the Infringement Claim, provided that ADLABS shall have no right to settle any Infringement Claim without providing prior written notice to SUMMUS. ADLABS agrees that such offset for defending such Infringement Claim will not exceed the reasonable royalty demanded by the claimant.

         10. USE OF MARKS.

         10.1 ADLABS Marks. SUMMUS is hereby granted a worldwide, nonexclusive right and license to use any ADLABS Marks in marketing products and/or services that include the SUMMUS Technology, in SUMMUS' advertisements, and promotional materials for the purpose of showing products or companies that incorporate the SUMMUS Technology.

         10.2 SUMMUS Marks. ADLABS is hereby granted a worldwide non-exclusive license to use the SUMMUS Marks in, or in connection with, products or services in the Field incorporating the SUMMUS Technology.

         10.3 Ownership Of Marks. Each party acknowledges the other party's ownership of its respective Marks licensed hereunder and each agrees that it will do nothing inconsistent with such ownership, that all use of such Marks by the licensed party shall inure to the benefit of and be on behalf of owner of such Marks. Each party agrees that nothing in this Agreement shall give the licensed party any right, title or interest in the licensing party's Marks other than the right to use such Marks in accordance with this Agreement.

         10.4 Quality Standards. The quality of any product or service upon which, or in connection with which, any Mark licensed by either party hereto to the other party is used (the "Licensed Products"), as well as the quality of all promotional, advertising and packaging material which includes such Marks, shall be at least as high as the quality of similar products and promotional, advertising and packaging material presently shopped, distributed, sold and/or used by the licensed party and shall be in full conformance with all applicable laws and regulations. Each licensed party hereunder agrees that Licensed Products and all promotional and packaging material shall contain appropriate legends, markings and/or notices as required from time to time by the owner of such Marks, to give appropriate notice to the consuming public of the owner's right, title and interest thereto. The licensed party hereunder shall be solely responsible for insuring that all Licensed Products are manufactured, labeled, marketed, distributed, sold and advertised in compliance with all applicable standards, laws and regulations established by governmental and private authorities in the licensed territory.

         11. ACCOUNTING.

         11.1 Reports. ADLABS agrees to furnish SUMMUS, on or before the last day of the month following the first calendar quarter in which royalties shall be payable to SUMMUS, and on or before the last day the month following the end of each calendar quarter thereafter in which royalties shall be payable to SUMMUS, a written report setting forth royalties due. ADLABS' remittance for the full amount of royalties due for such quarter shall accompany such reports.

         11.2 Books and Records. ADLABS shall keep complete and accurate books and records, in accordance with generally accepted accounting standards, of its products and services upon which a royalty is payable hereunder, and such books and records shall be available to be inspected or audited upon reasonable notice during regular business hours by an independent certified public accountant, chosen and paid by SUMMUS, who shall report to SUMMUS only the amount of royalty bearing technical processing fees and the amount of royalty due; provided that not more than two such inspections or audits shall be made in any calendar year. ADLABS shall reimburse SUMMUS the cost of any audit if it is found that royalty payments during the audited period were understated by an amount exceeding five percent (5%) of the royalties due.

         12. INDEMNIFICATION.

         12.1 Except as provided in Section 9, ADLABS will and hereby does indemnify, agree to defend and hold SUMMUS, its shareholders, officers, directors and employees, harmless from all liabilities, damage or remedial or punitive awards of any kind, costs and fees of any kind (including costs of defense and reasonable attorney fees), claims or causes of any kind (whether pending or threatened) (collectively "Claims"), related to or arising from the Business, except if the Claims arise from the gross negligence or willful misconduct of SUMMUS or its shareholders, officers, directors, employees, contractors, or agents. This Section 12 shall not apply to any damage, loss or cost related to SUMMUS' exercise of rights to acquire or hold shares or other interests in ADLABS.

         12.2 Except as provided in Section 9, SUMMUS will and hereby does indemnify, agree to defend and hold ADLABS, its shareholders, officers, directors, employees, contractors, and agents, harmless from all Claims related to or arising from the gross negligence or willful misconduct of SUMMUS or its shareholders, officers, directors or employees.

         13. CONFIDENTIALITY

         13.1 Existing Confidentiality Agreement. ADLABS and SUMMUS have executed and delivered a Confidentiality Agreement, dated February 16, 2000, a copy of which is attached. hereto as Exhibit "E" and incorporated herein by this reference (the "Confidentiality Agreement"), which remains in full force and effect.

         13.2 Maintenance of Confidential Information. The Parties acknowledge that the terms of this License Agreement and its Exhibits are confidential information, and that either Party may acquire Proprietary Information (as defined in the Confidentiality Agreement) of the other Party. The Parties agree to use such information only for the purposes authorized under this Agreement, and, except as specifically provided for in this License Agreement, use their best efforts not to release, disclose or otherwise permit access to such confidential information or to use the information in such a way that other parties can gain unauthorized access to such information. The Parties agree to mark written materials as "Confidential" if they are to be treated as confidential in nature. Oral communications that are confidential in nature will be identified as such before, during or immediately after the communication. Each Party shall take steps to ensure that all those individuals having access to confidential information under this Agreement will observe and perform the obligations in this Agreement with respect to confidential information.

         14. GENERAL.

         14.1 Scone and Amendment of License Agreement. The Parties acknowledge that each has read this License Agreement, understands it and agrees to be bound by its terms. This License Agreement may be amended only by a subsequent writing that specifically refers to this License Agreement and that is signed by both Parties, and no other act, document, usage or custom shall be deemed to amend this License Agreement.

         14.2 Assignment. Except as provided in Sections 2.3 and 2.5, ADLABS shall not assign or delegate any of its rights, duties or obligations under this License Agreement in whole or in part without SUMMUS' prior written consent. Any attempt by ADLABS to make such a prohibited assignment or delegation, without SUMMUS' written consent, shall be void.

         14.3 Source Code Escrow. As soon as reasonably possible following the execution of this Agreement, but in no event later than ninety (90) days after the execution of this Agreement by both parties, SUMMUS will deposit the source code for the then-current version of the SUMMUS Code with Fort Knox Escrow Services, Inc. ("Ft. Knox"), pursuant to a source code escrow agreement approved and executed by and among SUMMUS, ADLABS and Ft. Knox (the "Escrow Agreement"), such approval of the Escrow Agreement not to be unreasonably withheld. ADLABS shall pay all expenses associated with the escrow. Upon the completion of services by SUMMUS under each Work Statement that includes the delivery of updates to the SUMMUS Code, and upon any other delivery of updates to the SUMMUS Code to which ADLABS is entitled pursuant to this Agreement or the Master Agreement, SUMMUS shall deposit the source code for such updates with Ft. Knox, provided that ADLABS pays all fees and expenses associated with such deposit, and such source code shall thereupon become subject to the terms of the Escrow Agreement. Upon any release of the source code pursuant to the Escrow Agreement, SUMMUS shall deliver to ADLABS all work in progress under all Work Statements, including all source code related thereto (collectively, "Work in Progress"). Notwithstanding anything to the contrary in this Agreement, upon release of the source code pursuant to the Escrow Agreement, ADLABS will be entitled to use, modify, change, alter or improve the released source code and the Work in Progress as reasonably necessary to exercise its rights under the licenses granted in Section 2 of this Agreement and to correct and support the SUMMUS Code. ADLABS shall maintain the confidentiality of the source code and the Work in Progress pursuant to the terms of Section 13 of this Agreement. ADLABS shall in no event give, sell, rent, lease, pledge, encumber, hypothecate, timeshare, sublicense, publish, assign (except as allowed under Section 14.2), market, transfer or distribute any portion of the source code or the Work in Progress without the prior written consent of SUMMUS. Further, ADLABS shall not publish the results of any benchmark tests run on any of the source code or the Work in Progress without the prior written consent of SUMMUS.

         14.4 Notices. All notices under this License Agreement shall be in writing and may be given by delivering the same by hand, or by sending the same by an overnight courier that maintains verification of delivery, or by facsimile, to the relevant person and address set out below or such other person and address as either Party may notify to the other from time to time. Any such notice given as set forth above shall be deemed to have been given or received at the time of delivery (if delivered by hand) and upon verified receipt (if sent by post, facsimile or overnight courier):

  SUMMUS                                            ADLABS

  Summus, Ltd.                                      ADLabs, Inc.
  434 Fayetteville Street Mall, Suite 600           1601 Dove Street, Suite 105
  Raleigh, NC 27601                                 Newport Beach, CA 92660
  Attn: Michael G. Boyd                             Attn: Charles T. Madden, CEO
  VP Business Development                           Fax: (949) 225-0545
  Fax: (919) 807-0508

  With a copy to:                                   With a copy to:
  Jennifer L. Collins, Esq.                         Rory J. Radding, Esq.
  Womble Carlyle Sandridge & Rice, PLLC             Pennie & Edmonds
  150 Fayetteville Street Mall, Suite 2100          1155 Avenue of the Americas
  Raleigh, NC 27602                                 New York, NY 10036-2711
  Fax: (919) 755-2150                               Fax: (212) 869-9741
  Email: jlcollins@wcsr.com                         Email: rjradding@pennie.com

         14.4 Binding Effect. Subject to Section 14.2, this License Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the Parties.

         14.5 Authority. Each of the respective persons executing this License Agreement hereby covenants and warrants that such person has full legal power, right and authority to bind the entity on whose behalf such person is signing to each and every term and provision herein.

         14.6 Severability. If any provision of this License Agreement shall be held illegal or invalid by any court, this License Agreement shall be construed and enforced as if such illegal or invalid provision had not been contained herein and this License Agreement shall be deemed an agreement of the Parties to the full extent permitted by law. If any provision shall be declared invalid or unenforceable because of its breadth, scope or duration, such provision shall be deemed modified to the extent necessary to make it valid and enforceable and shall remain in full force and effect as so modified, or if not so modified, shall be severable from the rest of this License Agreement.

         14.7 Headings. All headings are for reference only and shall not be considered in construing this License Agreement.

         14.8 Expenses of Litigation. In case of litigation arising out of or in connection with this License Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other Party.

         14.9 Waiver. The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either Party of a breach of any provision hereof be a waiver of any succeeding breach of the same or any other such provisions or be a waiver of the provision itself.

         14.10 Construction of Agreement. This License Agreement has been negotiated by the Parties and their respective attorneys and the language of this License Agreement shall not be construed for or against either Party.

         14.11 Exhibits. The following exhibits are a part of this License
Agreement:

                           Exhibit A -Description of the SUMMUS Technology Exhibit B -Description of the ADLABS Technology Exhibit C -Schedule of Phase I Minimum Royalties Exhibit D -Schedule of Final Minimum Royalties Exhibit E -Confidentiality Agreement

         14.12 Entire Agreement. This License Agreement together with the Master Agreement, the Confidentiality Agreement and the Stock Warrant Agreement, and related documents executed in connection therewith, constitutes the entire agreement of the Parties.

         14.13 Independent Contractor Status. SUMMUS is an independent contractor under this License Agreement, and nothing herein shall be construed to create any partnership, joint venture, or agency relationship between the Parties. Neither Party is granted authority under this License Agreement to enter into agreements of any kind on behalf of the other Party, or to bind or obligate the other Party in any manner to any third party.

         14.14 Force Majeure. Except for the obligation to make any payments described in this License Agreement, neither party shall be in default if failure to perform any obligation hereunder is caused by supervening conditions beyond that party's reasonable control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

         14.15 Press Releases and Public Announcements. Each party to this Agreement shall have the right to issue press releases and/or make any public announcements (including, without limitation, any press release or announcement on any web site) relating to the subject matter of this Agreement; provided, however, that the party making any such announcement shall provide to the other party an advance copy of such announcement for review.

         14.16 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person, including any Affiliated Entity, other than the Parties and their respective successors and permitted assigns.

         14.17 Governing Law. The governing law of this License Agreement shall be that of the State of Delaware, USA.

         14.18 Mediation. If a dispute arises out of or relates to this License Agreement or the breach thereof (a "Dispute"), and if the Dispute cannot be settled through negotiation between the parties for a period not to exceed sixty
(60) days, the parties agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure.

Notwithstanding anything to the contrary contained in this Section, the parties hereby preserve, without diminution, certain remedies that any of them may employ or exercise freely, in connection with or during a Dispute. Each of the parties shall have the right to proceed in any court of proper jurisdiction to exercise or prosecute the following remedies, as applicable: (i) obtaining provisional or ancillary remedies, including injunctive relief, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding, and (ii) a judgment obtained by confession of judgment. Preservation of these remedies does not limit the power of a mediator to grant similar remedies that may be requested by a party in a Dispute.

         14.19 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same Agreement.

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
         IN WITNESS WHEREOF, the Parties executed and delivered this License Agreement as of the day and year first above written.

SUMMUS, LTD.,                                 ADLABS, Inc.,
a Delaware corporation                        a California corporation


By: /s/ Michael G. Boyd                       By: /s/ Charles T. Madden
    ------------------------------------          ------------------------------
    Michael G. Boyd                               Charles T. Madden
    Vice President, Business Development          President and CEO


By: /s/ W. Bradford Silvernail                By: /s/ Glenn R. Ray
    ------------------------------------          ------------------------------
    W. Bradford Silvernail                        Glenn R. Ray, Secretary
    Chief Executive Officer

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